    As filed with the Securities and Exchange Commission on January 20, 1998

                                                      Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                             ---------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                             ---------------------
                             ESCALON MEDICAL CORP.
             (Exact name of registrant as specified in its charter)

         California                                     33-0272839
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                            351 East Conestoga Road
                                Wayne, PA 19087
                                 (610) 688-6830
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------
                               RICHARD J. DEPIANO
                      Chairman and Chief Executive Officer
                             Escalon Medical Corp.
                            351 East Conestoga Road
                                Wayne, PA 19087
                                 (610) 688-6830
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------
                                   Copies to:
                        James W. McKenzie, Jr., Esquire
                          Morgan, Lewis & Bockius LLP
                             2000 One Logan Square
                            Philadelphia, PA  19103
                                 (215) 963-5000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
      TITLE OF EACH CLASS OF           AMOUNT TO BE          PROPOSED MAXIMUM            PROPOSED MAXIMUM            AMOUNT OF
    SECURITIES TO BE REGISTERED         REGISTERED     AGGREGATE PRICE PER SHARE(1)   AGGREGATE OFFERING PRICE(1) REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, no par value  . .         1,510,193(2)            $6.78125                   $10,240,996              $3,022
====================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based upon the average of the high and low sales prices reported for such security by the Nasdaq National Market on January 16, 1998.
(2) Includes (i) the estimated maximum number of shares that may be issued upon conversion of the Series A 6% Convertible Preferred Stock; (ii) 1,080,193 shares held by EOI Corp., a Pennsylvania corporation; and
         (iii) 90,000 shares issuable upon the exercise of certain outstanding purchase warrants. In the event of a stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, or in the event of an increase in the number of shares issuable upon conversion of the Series A 6% Convertible Preferred Stock by reason of the floating rate conversion price, the number of shares registered shall be automatically increased to cover additional shares in an indeterminate amount in accordance with Rule 416(a) under the Securities Act.

         =======================================================================
                 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF
         1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON
         SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED JANUARY 20, 1998
PROSPECTUS

                             ESCALON MEDICAL CORP.

                        1,510,193 SHARES OF COMMON STOCK

         This Prospectus covers 1,510,193 shares (the "Shares") of Common Stock, without par value (the "Common Stock"), of Escalon Medical Corp. ("Escalon" or the "Company") offered for the account of certain shareholders of the Company (the "Selling Shareholders") as described more fully herein.

         340,000 of the shares of Common Stock offered hereby have been issued or are issuable upon the conversion of Series A 6% Convertible Preferred Stock, no par value, (the "Series A Preferred Stock") issued to Combination, Inc., a Turks and Caicos Islands corporation ("Combination"), in a December 1997 private placement (the "Private Placement"). An additional 40,000 shares of Common Stock offered hereby have been issued or are issuable upon conversion of warrants to purchase Common Stock issued to Combination in the Private Placement. 1,080,193 shares of Common Stock offered hereby were acquired by EOI Corp., a Pennsylvania corporation ("EOI Corp."), pursuant to a registered offering on a Form S-4 Registration Statement filed with the Securities and Exchange Commission on December 20, 1995 (File No. 33-80037). The remaining 50,000 shares of Common Stock offered hereby are held by, or are issuable upon conversion of certain warrants to purchase Common Stock held by the placement agent of the Series A Preferred Stock ("Trautman Kramer" or "Placement Agent") and two individuals affiliated with the Placement Agent. If all shares of the Series A Preferred Stock had been converted on January 13, 1998, the Company would have been obligated to issue 168,769 shares of Common Stock in respect thereto. The foregoing estimate is for illustrative purposes only. The actual number of shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock is subject to adjustment and could be materially less or more than such estimated amount, depending upon factors that cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock. See"Risk Factors--Potential Volatility of Stock Price."

         The Shares may be offered by the Selling Shareholders from time to time in transactions (which may include block transactions) on the Nasdaq National Market, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. The Company has agreed to bear all expenses of registration of the Shares, but all selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

         The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Selling Shareholders" and "Plan of Distribution."

         The Common Stock is traded on the Nasdaq National Market under the symbol "ESMC." On January 16, 1998, the last reported sale price of the Common Stock reported on the Nasdaq National Market was $6 3/8 per share.

                           -----------------------

                   THE COMMON STOCK OFFERED HEREBY INVOLVES A
                    HIGH DEGREE OF RISK.  SEE "RISK FACTORS"
                              BEGINNING ON PAGE 4.

                           -----------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -----------------------

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                The date of this Prospectus is ________, 1998

                               TABLE OF CONTENTS

                                                                                     Page
                                                                                     ----
           AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . .          3

           DOCUMENTS INCORPORATED BY REFERENCE . . . . . . . . . . . . . . .          3

           THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . .          4

           RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . .          4

           USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . .          10

           SELLING SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . .          10

           PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . .          12

           LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . .          12

           EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          12


                             AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C., as well as the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois and 7 World Trade Center, Suite 1300, New York, New York. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements, and other information that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission described above.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by the Company with the Commission are incorporated by reference herein:

         (a) Annual Report on Form 10-K, as amended by Form 10-K/A filed on October 27, 1997, for the year ended June 30, 1997, filed by the Company pursuant to Section 13(a) of the Exchange Act.

         (b)  Quarterly Report on Form 10-Q filed by the Company pursuant to
Section 13(a) of the Exchange Act for the quarter ended September 30, 1997.

         (c) Current Reports on Form 8-K filed January 2, 1998 and December 1, 1997, in each case pursuant to Section 13(a) of the Exchange Act.

         (d) Registration Statement on Form 8-A filed on September 30, 1993 registering the Common Stock under Section 12(g) of the Exchange Act.

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, be deemed to constitute a part of this Prospectus. The Company will provide without charge to each person to whom a Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated by reference herein, other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein. Such requests should be addressed to: Richard J. DePiano, Chairman, Escalon Medical Corp., 351 East Conestoga Road, Wayne, PA 19087 (telephone: (610) 688-6830).


                                  THE COMPANY

         The Company operates in the health care market specializing in the development, marketing and distribution of ophthalmic medical devices and pharmaceutical products. In addition, it is currently developing its proprietary ophthalmic drug delivery system. In February 1996, the Company acquired substantially all of the assets and certain liabilities of Escalon Ophthalmics, Inc. ("EOI"), a developer and distributor of ophthalmic surgical products. Prior to the acquisition, the Company devoted substantially all of its resources to the research and development of ultrafast laser systems designed for the treatment of ophthalmic disorders. As a result of the acquisition of EOI, Escalon changed its market focus to its surgical products and pharmaceutical business and is no longer manufacturing laser systems. The Company has licensed its intellectual laser properties to a newly formed company in return for an equity interest in the new company and future royalties on product sales. This new company will have the responsibility of funding and developing the laser technology through to commercialization.

         The Company is a California corporation formed in December 1987. Its principal executive offices are located at 351 East Conestoga Road, Wayne, PA 19087, and its telephone number is (610) 688-6830.


                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the securities offered hereby. An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. No investment in the securities offered hereby should be made by any person who is not in a position to lose the entire amount of such investment.

Product Development and Technological Uncertainty

         The Company will be engaged in fields increasingly characterized by extensive research and development efforts. New developments in drug research as well as new drug delivery systems are expected to continue at a rapid pace. Certain of the Company's surgical products, drug delivery systems and novel pharmaceuticals will each require significant further research, development, testing and, for certain products, regulatory clearances, and are subject to the risks of failure inherent in the development of products based on innovative technologies. These risks include the possibility that all of the proposed products will be found to be ineffective, unsafe or otherwise fail to receive necessary regulatory clearances or that all of the completed products will be uneconomical to market. In addition, third parties may (i) hold proprietary rights that preclude the Company from marketing its products or
(ii) be able to market products superior or equivalent to the Company's products. Accordingly, there can be no assurance that the Company's research and development activities will result in any commercially viable products. See "No Assurance of Market Acceptance."

History of Operating Losses; Accumulated Deficit

         Prior to the acquisition of EOI, the Company was deemed a development stage company for financial reporting purposes and has experienced significant operating losses since its inception in 1987. As of September 30, 1997, the Company had an accumulated deficit of approximately $39.8 million. With respect to the Company, such losses have resulted principally from costs incurred in connection with research and development and clinical trials. The Company, alone or in collaboration with others, must successfully develop, manufacture and market its products and obtain required regulatory approvals. It may seek acquisition of companies or product lines to generate resources to fund the development of new products. There can be no assurance that the Company will successfully develop, commercialize, manufacture or market additional products or ever achieve or sustain product revenues or profitability. See "Government Regulation; Uncertainty of FDA Approval"; and "Limited Manufacturing Capacity and Marketing Experience."

Future Capital Needs and Uncertainty of Additional Funding

         The development of the Company's products will require substantial funds in order to conduct research and development and preclinical and clinical testing of such products and to manufacture and market the products that are approved for commercial sale. Additionally, the Company will need to support the ongoing costs of the existing shareholder lawsuits, which are more fully
described under the heading "Pending Shareholder Litigation."   In the longer
term, however, the Company anticipates the need to seek additional capital through public or private sales of its securities, including equity securities. Adequate funds, whether through financial markets, collaborative or other arrangements with strategic partners or from other sources, may not be available when needed or on terms acceptable to the Company. Insufficient funds may require the Company to delay, scale back or eliminate certain or all of its research and development programs or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop itself, which may adversely affect the Company's financial condition and results of operations.

Dependence on Principal Products; Distribution and License Rights; Collaborative Relationships

         The Company derives revenue from products which it (i) owns, manufactures and produces through its manufacturing facility in Wisconsin or
(ii) has rights to under distribution and licensing agreements. Each of the Company's distribution and licensing agreements has a limited initial term, and there can be no assurance that any of such agreements would be renewed at the end of the initial term. If one or more of the Company's distribution and license agreements, joint marketing programs or research and development collaborations were to cease to be in effect, the Company could be adversely affected. Further, there can be no assurance that the Company will be successful in expanding its product lines. If the Company is unsuccessful in expanding its product lines, revenues will be highly dependent on sustained market acceptance of existing products. See "No Assurance of Market Acceptance."

Dependence on Patents; Uncertain Protection of Important Proprietary Technology

         The Company's financial and business success depends on, among other things, the Company's ability to (i) obtain patents, (ii) execute confidentiality agreements with its employees and consultants to maintain the proprietary nature of its technology and (iii) operate without infringing on the proprietary rights of third parties. United States patents have been issued to the Company and additional United States patent applications have been filed by the Company, each covering the method, use and major systems components of the Company's laser systems. In addition, foreign patents have been issued, and additional foreign patent applications have been filed. The Company's other key products and technology are covered by thirteen issued United States patents and one pending United States patent. In addition, one issued Taiwan patent covers a key product, and six of the issued United States patents are also the subject of multiple foreign patent applications that have been filed in Europe and Southeast Asia.

         There can be no assurance, however, that any of the pending applications will be approved, the Company will develop additional patentable proprietary products or any patents presently issued will provide the Company with any significant protection or will not be successfully challenged by third parties. Furthermore, there can also be no assurance that third parties will not design around the patented products owned by the Company. There can also be no assurance that the Company's products will not infringe upon the patents of others. If the Company's products are found to infringe upon the patents of third parties or to otherwise impermissibly utilize the intellectual property of third parties, the development, manufacture and sale of such products could be severely restricted or prohibited. Further, the Company may be required to obtain licenses to utilize patents or proprietary rights of third parties. No assurance can be given that any licenses could be obtained on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, the development, manufacture or sale of products requiring such licenses could be materially adversely affected. In addition, the Company could incur substantial costs in enforcing its patents.

Government Regulation; Uncertainty of FDA Approval

         The Company is subject to substantial regulation by the Food and Drug Administration (the "FDA") and other federal and state regulatory agencies. FDA regulations require that the Company obtain either 510(k) clearances or pre-marketing approvals

("PMAs") and new drug applications ("NDAs") prior to marketing a product in the United States for any application. The Company is also subject to foreign regulation and is dependent on the receipt of various types of approvals from certain foreign government agencies prior to the sale of products in those countries. The clearance and approval processes for both the FDA and foreign regulatory authorities are costly, time consuming and uncertain. In addition, the Company may be required to obtain FDA approval before exporting a device that has not received FDA marketing clearance or approval. Escalon is dependent on its ability to obtain regulatory clearances and there can be no assurance that the Company will receive such clearances in a timely manner, or at all, nor can there be any assurance that the Company will have sufficient resources to complete the regulatory process. See "Future Capital Needs and Uncertainty of Additional Funding." Any delay in obtaining such clearances or any change in existing regulatory requirements could materially adversely affect the financial condition and results of operations of the Company.

         Certain of the Company's products are, and certain of the Company's anticipated new products will be, regulated by the FDA as pharmaceutical products. The steps required by the FDA before new pharmaceutical products may be marketed in the United States include preclinical studies, human clinical trials to establish the safety and efficacy of the pharmaceutical product for its intended uses, submission to the FDA of an NDA with respect to the product and review, and approval of the NDA by the FDA before the product may be shipped or sold commercially.

         The process of completing clinical testing and obtaining FDA approval for a new pharmaceutical product is likely to take a number of years and require the expenditure of substantial resources. If an NDA is submitted, there can be no assurance that the FDA will review and approve the NDA in a timely manner. Even after initial FDA approval has been obtained, further studies, including post-market studies, may be required to provide additional data on safety and will be required to gain approval for the use of a product as a treatment for clinical indications other than those for which the product was initially tested. Also, the FDA will require post-market reporting and may require surveillance programs to monitor the side effects of the product. Results of post-marketing programs may limit or expand the further marketing of such products. Further, if there are any modifications to a product, including changes in indication, manufacturing process, labeling, or a change in manufacturing facility, an NDA supplement may be required to be submitted to the FDA.

         The Company has received the necessary FDA approvals for all of its products currently being marketed. Subsequent to FDA approval however, if discovery of previously unknown problems arise with a product, the FDA may impose restrictions on the product, including withdrawal of the product from the market. Further, FDA and comparable agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the manufacturing and marketing of pharmaceutical and medical device equipment and related disposables, including the obligation to adhere to the FDA's Good Manufacturing Practice ("GMP") regulations. Detailed validation of manufacturing and quality control processes and other time-consuming procedures are required. Periodic inspections by the FDA and other comparable agencies are also made. If deficiencies in the validation processes are found, restrictions on marketing the affected products may be imposed until such deficiencies are corrected.

         No assurance can be given that the FDA will not uncover deficiencies under the GMP. The failure to comply with applicable regulations could result in fines, delays or suspensions of clearances, seizures or recalls of products, operating restrictions, injunctions or civil or criminal penalties. The imposition of any such penalty, if substantial, would have a material adverse effect on the financial condition and results of operations of the Company.

No Assurance of Market Acceptance

         The Company's future business and financial success will depend upon the market acceptance of its products. There can be no assurance that Escalon's products will achieve market acceptance. Such acceptance will depend upon a number of factors, including the receipt of regulatory approvals for multiple indications and the establishment and demonstration in the ophthalmic community of the clinical safety and efficacy of the Company's products and their advantages over the products developed or marketed by the Company's competitors. Accordingly, there can be no assurance that the Company will be able to successfully manufacture and market its products even if they perform successfully in clinical applications.

Pending Shareholder Litigation

         On or about June 8, 1995, a purported class action complaint captioned George Kozloski v. Intelligent Surgical Lasers, Inc., et al., 95 Civ. 4299, was filed in the U.S. District Court for the Southern District of New York as a "related action" to In Re Blech Securities Litigation (a litigation matter which the Company is no longer a party to and which was reported in the Company's Form 10-Q for the quarter ended September 30, 1996). The plaintiff purports to represent a class of all purchasers of the Company's stock from November 17, 1993, to and including September 21, 1994. The complaint alleges that the Company, together with certain of its officers and directors, David Blech and D. Blech & Co., Inc., was issued a false and misleading prospectus in November 1993 in violation of Sections 11, 12 and 15 of the Securities Act of 1933. The complaint also asserts claims under Section 10(b) of the Securities Exchange Act of 1934 and common law. Actual and punitive damages in an unspecified amount are sought, as well as a constructive trust over the proceeds from the sale of stock pursuant to the offering. On June 6, 1996, the court denied a motion by the Company and the named officers and directors to dismiss the Kozloski complaint and, on July 22, 1996, the Company Defendants filed an answer to the complaint denying all allegations of wrongdoing and asserting various affirmative defenses. On August 15, 1996, the Company, together with three other companies against whom similar claims have been asserted in separate actions filed as "related" to In Re Blech Securities Litigation, filed a motion for permission to take an immediate appeal. On January 16, 1997, the motion was denied. On March 31, 1997, the Court issued a Pretrial Order No. 2, which sets January 31, 1998 as the cutoff date for discovery and directs that the case be ready for trial by March 31, 1998. The Pretrial Order No. 2 also provides for certain coordination of discovery in the Kozloski case, related cases making similar allegations arising from other issuers' offerings and In Re Blech Securities Litigation. Discovery has commenced in all related actions but is in its preliminary stages.

         While continuing to deny any wrongdoing and in an effort to curtail its legal expenses related to this litigation, the Company has reached an agreement in principle to settle this action for $500,000 on its behalf and on behalf of its former and present officers and directors. This settlement is subject to agreement upon final documentation and court approval. The Company's directors and officers insurance carrier has agreed to fund a significant portion of the settlement amount.

         In the event that settlement discussions are not successful, the Company could be required to incur substantial expense in defending this lawsuit. Moreover, an adverse outcome of this matter could have a material adverse effect upon the financial condition and results of operations of the Company.

Dependence on Key Personnel

         The Company is dependent upon its technical personnel and its ability to attract and retain qualified scientific, management, manufacturing and marketing personnel. The Company has entered into non-competition agreements only with its executive officers and therefore could suffer a material adverse effect if key employees without non-competition agreements were to become employed by competitors. The Company must compete with other companies, universities, research entities and other organizations to attract and retain qualified personnel, and competition for such personnel is intense. There can be no assurance that Escalon will be able to attract and retain the personnel necessary for the development and success of its business. Because much of the know-how and many of the processes developed by the Company reside in its key technical and other personnel, the loss of the services of such personnel could have a material adverse effect on the financial condition and results of operations of the Company.

Limitations on Third-Party Reimbursement

         The Company's products are purchased generally by ophthalmologists and hospitals that bill various third-party payors, such as government programs and private insurance plans, for the health care services provided to their patients. Third-party payors generally reimburse at a fixed rate based on the procedure performed. In addition, third-party payors may deny reimbursement if they determine that the use of the Company's products was elective, unnecessary, inappropriate, not cost-effective, experimental or used for a non-approved indication. Even if the Company receives FDA clearances or PMA's for its products, third-party payors may nevertheless deny reimbursement. Furthermore, third-party payors are increasingly challenging the prices charged for medical products and services. There can be no assurance that reimbursement from third-party payors will be available or, if available, that reimbursement will not be limited when compared with reimbursement available in connection with competitive procedures, thereby materially adversely affecting Escalon's ability to sell its products on a profitable basis. The market for the Company's products could also be adversely affected by any new federal legislation that further reduces reimbursements under the capital cost pass-through system utilized in connection with the Medicare program. Failure by hospitals and other users of Escalon's products to obtain reimbursement from third-party payors or changes in government and private third-party payors' policies toward reimbursement for procedures employing the Company's products could have a material adverse effect on the Company's financial condition and results of operations. See "Possible Adverse Impact of Health Care Reform on Delivery Payment of Health Care Services."

Possible Adverse Impact of Health Care Reform on Delivery Payment of Health Care Services

         The federal government and Congress have previously made proposals to change aspects of the delivery and financing of health care services. The Company cannot predict what form future legislation, if any, may take or the effect of any such legislation on its business. Such legislation may contain provisions resulting in price limits and utilization controls that may reduce the rate of increase in the growth of ophthalmic product markets or otherwise adversely affect the Company's business. It is also possible that future legislation could result in modifications to the nation's public and private health care insurance systems that will affect reimbursement policies in a manner adverse to the Company. The Company cannot predict the effect that any future legislation, including legislation relating to the health care industry, could have on the Company's financial condition or results of operations.

Reliance on Current Suppliers

         Pursuant to various distribution and license agreements, the Company currently markets three key products, Adatosil(R) 5000 Silicone Oil, Betadine(R) 5% Sterile Ophthalmic Prep Solution ("Betadine 5%") and ISPAN(TM) intraocular gases, all of which are manufactured for the Company by a licensor or by contract manufacturers for the licensor under separate contract. Such licensors and contract manufacturers must adhere to the GMP regulations prescribed and enforced by the FDA. Should any of the licensors or contract manufacturers not meet the GMP requirements, supply of related products could be severely delayed or limited, which would adversely affect the Company's financial condition or results of operations. See "Government Regulation; Uncertainty of FDA Approval."

Limited Manufacturing Capacity and Marketing Experience

         The Company currently assembles and manufactures most of its surgical equipment and instruments at its Wisconsin facility. The Company will seek to expand its product lines, but no assurance can be given that the required manufacturing expertise or the physical capacity will be available at its current location to produce new product lines. As such, the Company may have to rely on contract manufacturers to meet production needs. Contract manufacturers must adhere to GMP regulations enforced by the FDA. There is no assurance that the FDA will approve any of the contract manufacturing facilities in which any of the Company's products may be produced. The Company's dependence on third parties to manufacture products may adversely affect its ability to develop and deliver products on a timely and competitive basis.

         The Company currently markets its products directly with a sales force made up of independent representatives located throughout the United States.
In addition, the Company has entered into co-marketing and co-promotional arrangements with third parties in marketing and selling most of its current products. For Betadine 5%, the Company sells both direct and through drug wholesale distribution channels. The Company's revenues are therefore dependent on third parties who are marketing and selling its products. No assurance can be given that these third party arrangements will continue, or, if they continue, that they will provide successful distribution channels for the Company's products. If they do not continue, the Company may need to hire its own sales force to market and sell its products, which would increase the Company's costs and could adversely affect the Company's financial condition or results of operations.

Product Liability and Possible Insufficiency of Insurance

         The nature of the Company's business exposes it to product liability claims, and there can be no assurance that the Company can avoid significant product liability exposure. The Company maintains product liability insurance in the amount of $1,000,000 per claim with an annual aggregate limit of $2,000,000 plus general umbrella coverage of $5,000,000. However, product liability insurance is becoming increasingly expensive, and there can be no assurance that the Company's insurance will be adequate to cover future product liability claims, or that the Company will be successful in maintaining adequate product liability insurance at acceptable rates, or at all. Should the Company be unable to maintain adequate product liability insurance, the Company's ability to market its products may be significantly impaired. Any losses that the Company may suffer from future liability claims, a voluntary or involuntary recall of Escalon's products, and the damage that any product liability litigation or voluntary or involuntary recall may do to the reputation and marketability of the Company's products may have a material adverse effect on the Company's financial condition or results of operations.

Market Volatility; Absence of Dividends

         The market prices for securities of emerging growth companies have historically been highly volatile. Future announcements concerning Escalon or its competitors, including quarterly results, the results of product testing and clinical trials, technological innovations, the introduction of competitive products, regulatory matters, developments concerning proprietary rights, litigation or public concern as to the safety of the Company's products may have a material impact on the market price for the Common Stock. Sales of a substantial number of shares of Common Stock by existing shareholders or the exercise of outstanding warrants or options to purchase Common Stock may also have a material adverse effect on the market price for the Common Stock. See "Series A Preferred Stock, Warrants and Options; Potential Dilution and Adverse Impact on Additional Financing." The Company has not paid any cash dividends on the Common Stock and does not anticipate paying any such dividends in the foreseeable future.

Series A Preferred Stock, Warrants and Options; Potential Dilution and Adverse Impact on Additional Financing

         As of January 13, 1998, the Company had outstanding options and warrants to purchase an aggregate of 2,286,875 shares of Common Stock. The Company is also obligated to issue a currently indeterminate number of shares of Common Stock upon conversion of the Series A Preferred Stock. The exact number of shares of Common Stock issuable pursuant to such conversion cannot be estimated with certainty because, generally, such issuances of Common Stock will vary inversely with the market price of the Common Stock at the time of such conversion. The Series A Preferred Stock is also subject to various adjustments to prevent dilution resulting from stock splits, stock dividends or similar transactions. Further, the Company may, at its election, choose to issue additional shares of Common Stock in lieu of cash dividends due to the holder of the Series A Preferred Stock. If all of the shares of the Series A Preferred Stock had been converted on January 13, 1998, the Company would have been obligated to issue 168,769 shares of Common Stock in respect thereto.

         If at any time the aggregate number of shares of Common Stock then issued upon the conversion of the Series A Preferred Stock plus the aggregate number of shares of Common Stock then issued upon exercise of the warrants issued in connection with the Private Placement equals 19.9% of the (x) number of shares of the Common Stock outstanding on the date of issuance of the Series A Preferred Stock pursuant to the Securities Purchase Agreement plus (y) any additional shares of Common Stock issued thereafter in respect of such shares pursuant to a stock dividend, stock split or similar event, then the Series A Preferred Stock will, from that time forward, cease to be convertible into Common Stock, unless the Company (i) has obtained approval of the issuance of the underlying Common Stock by the affirmative vote of a majority of the total votes cast on the proposal, in person or by proxy, under Nasdaq Rule 4460(i)(6) or any successor rule, by the holders of the then-outstanding Common Stock, or
(ii) will have otherwise obtained permission to allow such issuances from The Nasdaq Stock Market in accordance with Nasdaq Rule 4460(i).

         To the extent that such options and warrants are exercised, shares of Common Stock are issued in lieu of cash dividends or the Series A Preferred Stock is converted (and the warrants issuable upon such conversion are exercised), substantial dilution of the interests of the Company's shareholders is likely to result and the market price of the Common Stock may be materially adversely affected. Such dilution will be greater if the future market price of the Common Stock decreases. For the life of the warrants, options and Series A Preferred Stock the holders will have the opportunity to profit from a rise in the price of the Common Stock. The existence of the warrants, options and Series A Preferred Stock is likely to affect materially and adversely the terms on which the Company can obtain additional financing and the holders of the warrants, options and Series A Preferred Stock can be expected to exercise them at a time when the Company would otherwise, in all likelihood, be able to obtain additional capital by an offering of its unissued capital stock on terms more favorable to the Company than those provided by the warrants, options and Series A Preferred Stock.

Market Implication of Sales/Distributions by EOI Corp.

         EOI Corp. has informed the Company that it intends, in the near future, to sell shares of the Common Stock to its creditors and/or in market transactions to satisfy outstanding liabilities in accordance with its plan of liquidation. To the extent there are shares remaining after EOI Corp. sells shares to extinguish its debts, EOI Corp. has informed the Company that EOI Corp. intends to distribute such excess shares to its shareholders in final liquidation of the assets of EOI Corp. There can be no assurance that the recipients of the shares will hold the Common Stock for any period of time and it is possible that such holders will immediately resell such shares into the market. Given the significant number of shares offered hereunder by EOI Corp., the sale into the market of some or all of such shares by EOI Corp., the debtholders or shareholders of EOI Corp. is likely to have a material adverse effect on the market price of the Common Stock.

Fluctuations in Quarterly Results

         The Company has experienced significant quarterly fluctuations in operating results and anticipates that these fluctuations will continue. These fluctuations have been caused by a number of factors, including changes in the mix of products sold, the timing of new product introductions by the Company or its competitors, cancellation or delays of purchases of the Company's products, the gain or loss of significant customers, fluctuations in customer demand for the Company's products and competitive pressures on prices. A decline in demand in the markets served by the Company, lack of success in developing new markets or new products, or increased research and development expenses relating to new product introductions could have a material adverse effect on the Company. Moreover, because the Company sets spending levels in advance of each quarter based, in part, on expectations of product orders and shipments during that quarter, a shortfall in revenue in any particular quarter as compared to the Company's plan could have a material adverse effect on the Company.

Risks Relating to Failure to Meet Nasdaq Listing Requirements

         The Common Stock is currently listed on the Nasdaq National Market.
In order to continue to be listed on the Nasdaq National Market, however, the Company must maintain $4,000,000 in net tangible assets, a $5,000,000 market value of the public float, two market-makers and a minimum bid price of $1.00 per share. In the future, if the Company fails to meet these maintenance criteria, it may result in the delisting of the Company's securities from the Nasdaq National Market, and trading, if any, in the Company's securities would thereafter be conducted in the Small Cap Market or in the non-Nasdaq over-the-counter market. If the Company's securities are delisted, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of the Company's securities. In addition, if the Common Stock were to fall below $5.00 per share, trading in the Common Stock could become subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with the trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to the sale. If the Common Stock were to become subject to the rules on penny stocks, the market liquidity for the Common Stock could be materially adversely affected.

Competition

         The medical device and pharmaceutical market is intensely competitive and is characterized by rapidly changing technology, short-product life cycles, cyclical oversupply and rapid price erosion. The Company competes with large domestic and international companies, most of which have substantially greater financial, technical, marketing, distribution, and other resources than the Company. In addition, other manufacturers can be expected to enter the Company's markets.

         The ability of the Company to compete successfully depends, to a certain extent, on elements outside its control, including the rate at which customers utilize the Company's products, the receipt and maintenance of necessary regulatory approvals from the FDA, the Company's protection of its intellectual property, the number, nature, and success of its competitors and their product introductions, and general market and economic conditions. In addition, the Company's success will depend in large part on its ability to develop, introduce, and manufacture in a timely manner products that compete effectively on the basis of efficiency, availability, quality, reliability, and price, together with other factors including the availability of sufficient capacity. There is no assurance that the Company will be able to compete successfully in this competitive environment.

Potential Volatility of Stock Price

         The trading price of the Common Stock is subject to wide fluctuations in response to variations in operating results of the Company and other companies that operate in Escalon's markets, actual or anticipated announcements of medical/pharmaceutical innovations or new products by the Company or its competitors, actual or anticipated announcements of FDA approval of the Company's products (or those of its competitors), general economic conditions in the industries in which the Company competes and the strength of the domestic and international economy, to name a few. The Company's stock traded from a high of $17.50 in the first quarter of 1996 to a low of $1.00 in the third quarter of 1997. Some fluctuations, particularly those affecting the market prices for many small companies, have often been unrelated to the operating performance of the specific companies.


                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares offered hereunder by the Selling Shareholders. The offering is made to fulfill the Company's contractual obligations to the Selling Shareholders to
register certain shares held by the Selling Shareholders.   However, certain of
the shares of Common Stock offered hereby are issuable in the future upon the exercise of outstanding or issuable warrants, and the Company will receive the exercise prices payable upon any exercise of the warrants. There can be no assurance that all or any part of the warrants will be exercised.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of January 13, 1998 by each of the Selling Shareholders. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to the shares of Common Stock, except to the extent authority is shared by spouses under applicable law. Except for EOI Corp., as disclosed below in footnote 3, none of the Selling Shareholders has had a material relationship with the Company during the last three years, other than as a result of the ownership of the Common Stock or other securities of the Company.

         The information included below is based upon information provided by the Selling Shareholders. Because the Selling Shareholders may offer all, some or none of their Common Stock, no definitive estimate as to the number of shares thereof that will be held by the Selling Shareholders after such offering can be provided and the following table has been prepared on the assumption that all shares of Common Stock offered under this Prospectus will be sold.

                                          Common Stock                                  Common Stock To Be Beneficially
                                       Beneficially Owned                                 Owned If All Shares Offered
                                    On January 13, 1998(1)                                  Hereunder Are Sold(1)
                                 --------------------------------                     -----------------------------------
                                                                 Shares That May be
               Name                   Shares        Percent      Offered Hereunder         Shares            Percent
               ----                   ------        -------      -----------------         ------            -------
   Combination, Inc.(2)              208,769          7.4               380,000               0                 0
   EOI Corp.(3)                    1,109,406         42.2             1,080,193            29,213               *
   Richard Rosenblum(4)               12,500           *                 12,500               0                 0
   David Stefansky(4)                 12,500           *                 12,500               0                 0
   Trautman Kramer &
       Company, Incorporated(4)       25,000           *                 25,000               0                 0

   ------------
   *Less than 1%.

(1) As required by regulations of the Securities and Exchange Commission, the number of shares shown as beneficially owned includes shares which can be purchased within 60 days after January 13, 1998. The actual number of shares of Common Stock beneficially owned is subject to adjustment and could be materially less than the estimated amount indicated depending upon factors which cannot be predicted by the Company at this time, including, among others, the market price of the Common Stock prevailing at the actual date of conversion of Series A Preferred Stock, and whether or to what extent dividends to the holders of the Series A Preferred Stock are paid in Common Stock.

(2) Beneficial ownership is based upon the conversion of all of the Series A Preferred Stock at $7.999125 per share of Common Stock (which price is 83% of the average of the closing bid prices of the Common Stock for each of the five trading days immediately preceding January 13, 1998). If all shares of the Series A Preferred Stock held by such Selling Shareholder had been converted on January 13, 1998 (assuming conversion of all of the Series A Preferred Stock at $7.999125 per share of Common Stock) the Company would have been obligated to issue 168,769 shares of Common Stock in respect thereto. The actual number of shares of Common Stock issued or issuable upon the conversion of the Series A Preferred Stock is subject to adjustment and could be materially less or more than such estimated amount depending on factors that cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock. Pursuant to the terms of the Series A Preferred Stock, the Series A Preferred Stock is convertible by the holders thereof only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock then issued upon exercise of the warrants issued in connection with the Private Placement would not exceed 19.9% of the then outstanding Common Stock as determined in accordance with Section 13(d) of the Exchange Act. In addition, the holder of the Series A Preferred Stock has agreed contractually not to convert the Series A Preferred Stock to the extent that such a conversion would result in such holder owning more than 4.99% of the then outstanding Common Stock unless at such time the Company shall be in default under any provision of the Certificate of Designation of Series A Preferred Stock or under the Securities Purchase Agreement, dated December 31, 1997, between the Company and Combination, or any of the agreements contemplated therein. The amount shown includes 40,000 shares of Common Stock, issuable upon the conversion of warrants issued to Combination in connection with the Private Placement, at various initial exercise prices ranging from $8.6125 to $11.626875 per share, subject to further adjustments as detailed in the warrant attached to the Registration Statement of which this Prospectus is a part. The warrants may be exercised at any time through December 31, 2002. The address of this Selling Shareholder is: c/o ISRC, 310 Madison Avenue, Suite 503, New York, NY 10017.

(3) The Company and EOI Corp. entered into an Assets Sale and Purchase Agreement dated as of October 9, 1995 and amended on December 19, 1995, pursuant to which EOI Corp. agreed to sell substantially all of its assets subject to certain of its liabilities to the Company in exchange for shares of the Common Stock representing 45% of the then issued and outstanding shares of Common Stock. Richard J. DePiano, the Chairman and Chief Executive Officer of the Company is a director of EOI Corp. and two other directors of the Company are also directors of EOI Corp. EOI Corp. has contractual rights, pursuant to a registration rights agreement entered into between the Company and EOI Corp. as of February 12, 1996, entitling it to register the shares set forth above next to its name. The address of this Selling Shareholder is: 351 East Conestoga Road, Wayne, PA 19087.

(4) Includes 25,000 shares of Common Stock issuable to Trautman Kramer upon the exercise of immediately exercisable warrants granted to Trautman Kramer for serving as the Placement Agent in connection with the Private Placement. Also includes 25,000 shares of Common Stock issuable, in equal amounts, to Richard Rosenblum and David Stefansky upon the exercise of immediately exercisable warrants. Messrs. Rosenblum and Stefansky are designees of Trautman Kramer. The initial exercise price for the warrants is $10.335 per share of Common Stock, subject to further adjustments as detailed in the warrants attached to the Registration Statement of which this Prospectus is a part. The warrants may be exercised at any time through December 31, 2002. A copy of each warrant is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The address for each of these Selling Shareholder is as follows:
500 Fifth Avenue, 14th Floor, New York, NY 10110.

                              PLAN OF DISTRIBUTION

         Sales of the Shares may be effected by or for the account of the Selling Shareholders from time to time in transactions (which may include block transactions) on the Nasdaq National Market, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares directly to purchasers, through broker-dealers acting as agents for the Selling Shareholders, or to broker-dealers acting as agents for the Selling Shareholders, or to broker-dealers who may purchase Shares as principals and thereafter sell the Shares from time to time in transactions (which may include block transactions) on the Nasdaq National Market, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by a Selling Shareholders may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the Shares purchased by them may be deemed to be underwriting commission or discounts under the Securities Act.

         The Company has agreed to bear all expenses of registration of the Shares other than legal fees and expenses (except for the payment of up to $3,500 in legal fees incurred by counsel to Combination), if any, of counsel or other advisors to the Selling Shareholders. Any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the Shares will be borne by the Selling Shareholders selling such Shares.

         EOI Corp. has informed the Company that pursuant to a plan of liquidation, EOI Corp. intends to (i) sell a portion of its ownership of the Common Stock to existing creditors and/or in market transactions in order to satisfy its remaining liabilities and (ii) distribute any remaining shares representing its ownership of the Common Stock to its shareholders in a final liquidation.

         The Company has agreed to indemnify the Selling Shareholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Shareholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.


                                 LEGAL MATTERS

         The valid issuance of the shares of Common Stock offered hereby has been passed upon for the Company by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

                                    EXPERTS

         The financial statements of Escalon Medical Corp. appearing in Escalon Medical Corp.'s Annual Report (Form 10-K), as amended, for the year ended June 30, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table shows the estimated expenses of the issuance and distribution of the securities offered hereby (all such expenses will be borne by the Company):

                    Registration fee  . . . . . . . . . . . . . . . . . . . . . . . . . . .    $3,022
                    Printing and engraving expenses   . . . . . . . . . . . . . . . . . . .     1,500
                    Legal fees and expenses   . . . . . . . . . . . . . . . . . . . . . . .     5,000
                    Accounting fees and expenses  . . . . . . . . . . . . . . . . . . . . .     5,000
                    Miscellaneous, including Nasdaq listing fees  . . . . . . . . . . . . .    10,000
                                                                                              -------
                            Total   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $24,522
                                                                                              =======


ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sections 204 and 317 of the California General Corporation Law provide the Company the power to indemnify any officer or director acting in that persons capacity as a representative of the Company who was, is, or is threatened to be made a party to any proceeding (other than an action by or in the right of the Corporation to procure a judgment in its favor) against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interest of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. Generally, the limitations on the ability of the Company to indemnify its officers and directors are if the act is a knowing and culpable violation of law, if the act or failure to act is finally determined by a court to have constituted willful misconduct or recklessness or if the act involved an absence of good faith.

         The Company's Bylaws provide a right to indemnification to the full extent permitted by law, for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any director or officer whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the Company (a derivative action) by reason of the fact that such director or officer is or was serving as a director, officer, employee or agent of the Company or, at the request of the Company, as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation unless the act or failure to act giving rise to the claim for indemnification is financially determined by a court to have constituted willful misconduct or recklessness. The indemnification provisions in the Company's Bylaws do not apply to any proceeding against any trustee, investment manager or other fiduciary of an employee benefit plan. The Bylaws provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification.

         The Company's Bylaws authorize the Company to take steps to ensure that all persons entitled to the indemnification are properly indemnified, including, if the Board of Directors so determines, purchasing and maintaining insurance.

ITEM 16.         EXHIBITS

         The exhibits filed as part of this Registration Statement are as follows:

                  Exhibit
                  Number        Description
                  ------        -----------
                     4.1        Certificate of Determination of Series A 6% Convertible
                                Preferred Stock.
                     4.2        Securities Purchase Agreement, dated as of December 31, 1997, by and among the Company and Combination.
                     4.3        Registration Rights Agreement, dated as of December 31, 1997, by and among the Company and Combination.
                     4.4        Warrant to Purchase Common Stock issued December 31, 1997, to
                                David Stefansky.
                     4.5        Warrant to Purchase Common Stock issued December 31, 1997, to
                                Combination.
                     4.6        Warrant to Purchase Common Stock issued December 31, 1997, to
                                Richard Rosenblum.
                     4.7        Warrant to Purchase Common Stock issued December 31, 1997, to
                                Trautman Kramer & Company, Incorporated.
                     5.1        Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.
                    10.34       Registration Rights Agreement between the Company and EOI Corp.
                                dated as of February 12, 1996.*
                    23.1        Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1).
                    23.2        Consent of Ernst & Young LLP.

--------------------

*Incorporated by reference to the Company's Form 10-K for the year ended June 30, 1996.

ITEM 17.         UNDERTAKINGS

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act, of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Certificate of Incorporation, its Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                 (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                 (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)
                 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                 (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, Commonwealth of Pennsylvania on the 20th day of January, 1998.

                                               ESCALON MEDICAL CORP.


                                               By:  /s/Richard J. DePiano
                                                   -----------------------------
                                                    Richard J. DePiano
                                                    Chairman, Director and
                                                    Chief Executive Officer


         Each person whose signature appears below constitutes and appoints John T. Rich and Richard J. DePiano and each of them, with full power of substitution and resubstitution and each with full power to act without the other, his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and all other documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                     NAME                                       TITLE                           DATE
                 ------------                               -------------                   ------------
  /s Richard J. DePiano                         Chairman, Director and Chief              January 20, 1998
 ------------------------------                 Executive Officer
 Richard J. DePiano

 /s/Jack M. Dodick, M.D.                        Director                                  January 20, 1998
 ------------------------------
 Jack M. Dodick, M.D.


 /s/Jay L. Federman, M.D.                       Director                                  January 20, 1998
 ------------------------------
 Jay L. Federman, M.D.


 /s/Robert J. Kunze                             Director                                  January 20, 1998
 ------------------------------
 Robert J. Kunze

 /s/John T. Rich                                Vice President, Finance and               January 20, 1998
 ------------------------------                 Administration and Secretary
 John T. Rich

                                 EXHIBIT INDEX


                  Exhibit
                  Number        Description
                  ------        -----------
                     4.1        Certificate of Determination of Series A 6% Convertible
                                Preferred Stock.
                     4.2        Securities Purchase Agreement, dated as of December 31, 1997, by and among the Company and Combination.
                     4.3        Registration Rights Agreement, dated as of December 31, 1997, by and among the Company and Combination.
                     4.4        Warrant to Purchase Common Stock issued December 31, 1997, to
                                David Stefansky.
                     4.5        Warrant to Purchase Common Stock issued December 31, 1997, to
                                Combination.
                     4.6        Warrant to Purchase Common Stock issued December 31, 1997, to
                                Richard Rosenblum.
                     4.7        Warrant to Purchase Common Stock issued December 31, 1997, to
                                Trautman Kramer & Company, Incorporated.
                     5.1        Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.
                    10.34       Registration Rights Agreement between the Company and EOI Corp.
                                dated as of February 12, 1996.*
                    23.1        Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1).
                    23.2        Consent of Ernst & Young LLP.

-------------------------

*Incorporated by reference to the Company's Form 10-K for the year ended June 30, 1996.